Exhibit 99.1

DATE: May 20, 2026

CONTACT: Shannon Dean, (408) 367-8243

For Immediate Release

California Water Service Group Promotes Tamara S. Johnson to

Vice President, California Operations and Gregory D. Shimansky to

Vice President, Rates and Regulatory Affairs.

SAN JOSE, Calif., May 20, 2026 - At its meeting today, the California Water Service Group (CWT: NYSE) Board of Directors unanimously approved the promotions of Tamara S. Johnson to Vice President, California Operations, and Gregory D. Shimansky to Vice President, Rates and Regulatory Affairs, effective July 1, 2026.

Prior to joining the executive team, Johnson served as Director of Field Operations, Southern California Region. She brings 40 years of public water utility experience to the position, having started her career at California Water Service, Group's largest subsidiary, in 1985. Johnson holds a Master of Business Administration from California State University, Monterey Bay, a Bachelor of Science in Business Administration from the University of La Verne, as well as a Water Treatment Operator License Grade 3 and a Water Distribution License Grade 5 from the State of California. The Vice President, California Operations role is newly created.

"This new position reflects our company's growth and the increasing complexity of water utility operations. Tammy is not only a water utility operations expert, she's also an accomplished professional with a track record of getting things done. It's truly a pleasure to welcome to the officer team someone who has dedicated her entire career to the company," said Chairman and Chief Executive Officer Martin A. Kropelnicki.

Shimansky joined California Water Service Group in 2024 as a director focused on rates and regulatory affairs outside of California. Before joining the Group, he served as Rates and Regulatory Affairs Director at Indiana American Water and General Rate Case Program Manager at San Diego Gas and Electric. He holds a Master of Science in Management from Purdue University and a Bachelor of Arts in Economics from the University of California, Los Angeles. He succeeds Greg A. Milleman, who is retiring after a distinguished 10-year career at Group.

"Greg is results-oriented, and he has done a tremendous job for us thus far. I believe he will be a real asset to the Company as we continue to pursue regulatory mechanisms and rate designs that help keep our rates affordable for customers while allowing us to make the investments in water system infrastructure that help keep our water service safe and reliable," Kropelnicki said.

About California Water Service Group

Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, as well as Texas Water Service, a utility holding company. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2.1 million people in California, Hawaii, New Mexico, Washington, and Texas. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

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